As filed with the Securities and Exchange Commission on February 17, 2011

Registration No. 333-165139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOMEOWNERS CHOICE, INC.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F&L Corp.

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Graham, Esq. General Counsel Homeowners Choice, Inc. 2340 Drew Street, Suite 200 Clearwater, Florida 33765 (727) 213-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

[•]% Series A Cumulative Redeemable Preferred Stock, no par value per share	1,500,000 shares(2)	$10.00	$15,000,000	$1,741.50
Common Stock, no par value per share, Underlying the [•]% Series A Cumulative Redeemable Preferred Stock	(2)			(3)
TOTAL				$1,741.50(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933 (the “Securities Act”).
(2)

We are also registering hereunder an indeterminate number of shares of common stock issuable upon conversion of the [•]% Series A Cumulative Redeemable Preferred Stock. Initially, 1,500,000 shares of common stock are issuable upon conversion of the [•]% Series A Cumulative Redeemable Preferred Stock. Each share of [•]% Series A Cumulative Redeemable Preferred Stock is convertible into [•] share[s] of common stock (based on an initial conversion price of $[•]), subject to adjustments under certain circumstances. Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations, or similar events or adjustments in the number of shares issuable as provided in the articles of amendment to our articles of incorporation setting forth the rights, preferences, and limitations of the [•]% Series A Cumulative Redeemable Preferred Stock.

(3)

The shares of common stock issuable upon conversion of the [•]% Series A Cumulative Redeemable Preferred Stock will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 17, 2011

Minimum of 1,200,000 Shares

Maximum of 1,500,000 Shares

[•]% Series A Cumulative Redeemable Preferred Stock

Homeowners Choice, Inc. is offering for sale up to 1,500,000 shares of our [•]% Series A Cumulative Redeemable Preferred Stock, which we refer to in this prospectus as the “Series A Preferred.” Dividends on the Series A Preferred will be cumulative from the date of original issue and will accrue on the last day of each month, at an annual rate of [•]% of the $10.00 liquidation preference per share. Accrued but unpaid dividends will accumulate and earn additional dividends at [•]%, compounded monthly. Each share of the Series A Preferred will be convertible, at the holder’s option at any time, initially into [•] share[s] of our common stock based upon an initial conversion price of $[•] per share; provided, however, that we may terminate this conversion right on or after [•], 2014, if, for at least twenty trading days within any period of thirty consecutive trading days, the market price of our common stock exceeds the conversion price of the Series A Preferred by more than 20% and our common stock is then traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the NYSE Amex. Shares of the Series A Preferred will be redeemable by us on or after [•], 2014 and will have no voting rights except under limited circumstances.

Our placement agent, Anderson & Strudwick, Incorporated, is selling shares of the Series A Preferred on a minimum/maximum “best efforts” basis. Our placement agent is not required to sell any specific dollar amount of securities but will use its best efforts to sell the securities offered in this prospectus. Our placement agent will receive a fee with respect to such sales. Proceeds from the sale of shares of Series A Preferred will be deposited into escrow with SunTrust Bank, N.A. until a minimum of 1,200,000 shares have been sold. In the event we do not sell a minimum of 1,200,000 shares of the Series A Preferred by April 30, 2011, escrowed funds will be promptly returned to investors without interest or deduction. In the event that a minimum of 1,200,000 shares of the Series A Preferred are sold by April 30, 2011, we will close on those funds received and promptly issue the shares.

Prior to this offering, there has been no public market for our Series A Preferred. We anticipate that the offering price of the shares of our Series A Preferred will be $10.00 per share. We also anticipate that the dividend rate will be between 6.5% and 7.0% and that the conversion price will be a price per share that is no less than 120%, nor more than 125%, of the market price per share of our common stock on the pricing date, which will be approximately five to seven business days following the date that the Securities and Exchange Commission declares the registration statement effective. We intend to apply to list the shares of our Series A Preferred on the NASDAQ Capital Market under the symbol “HCIIP.”

Our common stock is traded on the NASDAQ Global Select Market under the symbol “HCII.” On January 28, 2011, the last reported sale price of our common stock was $8.34 per share.

The aggregate market value of the outstanding common stock, no par value, of our company held by our non-affiliates as of January 28, 2011 was $41,549,697. The aggregate market value of the common stock underlying the Series A Preferred, which are the only securities offered by or on behalf of our company pursuant to General Instruction I.B.6. of Form S-3 during the twelve calendar month period that ends on, and includes, the date of this prospectus, is $12,510,000.

Investing in our Series A Preferred involves a high degree of risk. See the section entitled “RISK FACTORS” beginning on page 5 of this prospectus.

	Price to Public	Placement Agent Fees(1)	Proceeds, Before Expenses to Homeowners Choice(2)
Per Share	$10.00	$0.525	$9.475
Total if minimum sold	$12,000,000.00	$630,000.00	$11,370,000.00
Total if maximum sold	$15,000,000.00	$787,500.00	$14,212,500.00

(1)

Assumes that all of the shares will be sold to purchasers who were solicited by our placement agent and who were not our officers, directors or affiliates referred to our placement agent by us. Under these circumstances, our placement agent would be entitled to a 5.25% placement fee.

(2)	We expect total cash expenses for this offering to be approximately $380,210, not including fees and expense allotments to be paid to our placement agent.

Delivery of the shares will be made on or about [•], 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ANDERSON & STRUDWICK, INCORPORATED

The date of this prospectus is [•], 2011.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our securities, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, we use the terms “HCI,” “our company,” “the Company,” “we,” “us,” “our” and similar references to refer to Homeowners Choice, Inc. and its subsidiaries.

All references to the “Series A Preferred” in this prospectus are to our [•]% Series A Cumulative Redeemable Preferred Stock unless the context requires otherwise.

i

PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our securities and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Our Business

General Overview

Homeowners Choice, Inc. is a property and casualty insurance holding company incorporated in Florida in 2006. Through our subsidiaries, we provide property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria. Our principal revenues are earned premiums, which are reported net of reinsurance costs, and investment income. We cede a substantial portion of our earned premiums to reinsurers to mitigate risks primarily associated with hurricanes and other catastrophic events.

We began operations in September of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. As of January 28, 2011, we have approximately 62,430 property and casualty insurance policies in force. These policies were assumed in eight separate assumption transactions which took place from July 2007 through December 2010, and account for substantially all of our premium revenue since inception. Of those policies assumed, approximately 86% are homeowners’ insurance policies, and the remaining 14% are a combination of policies written for condominium-owners and tenants. As of January 28, 2011, our existing policies represent approximately $130.5 million in annualized premiums.

Subsequent to the initial expiration of the assumed policies, Citizens requires us to offer renewals on the policies we acquire for a period of three years. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. We strive to retain these policies by offering competitive rates to our policyholders.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homeowners, condominium owners, and tenants, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk of such losses, we cede a portion of our exposure to other entities under catastrophe excess of loss reinsurance treaties. Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

Recent Developments

On October 12, 2010, we entered into a purchase agreement with an unrelated third party to acquire approximately 1.5 million shares of common stock of United Insurance Holdings Corp., a Florida-based property and casualty insurance company. This purchase agreement was terminated on November 30, 2010. No shares were purchased and all of our obligations were terminated by the terms of the purchase agreement.

On November 2, 2010, our board of directors declared a quarterly dividend of $0.10 per common share and a special dividend of $0.20 per common share. The dividends were paid on December 20, 2010 to shareholders of record on November 20, 2010.

Company Information

Our principal executive offices are located at 2340 Drew Street, Suite 200, Clearwater, Florida 33765, and our telephone number is (727) 213-3600. Our website address is www.hcpci.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Securities Offered	A minimum of 1,200,000 and a maximum of 1,500,000 shares of [•]% Series A Cumulative Redeemable Preferred Stock, no par value per share, which we refer to in this prospectus as the “Series A Preferred.”

Series A Preferred Outstanding Prior to the Offering	None.

Series A Preferred Outstanding After the Offering	Assuming that we sell the minimum number of shares of the Series A Preferred, we will have 1,200,000 shares of the Series A Preferred outstanding.

Assuming that we sell the maximum number of shares of the Series A Preferred, we will have 1,500,000 shares of the Series A Preferred outstanding.

Common Stock Outstanding Prior to the Offering	6,178,128 shares.

Common Stock Outstanding After the Offering	Assuming that we sell the minimum number of shares of the Series A Preferred and assuming further that all such shares of the Series A Preferred are converted into shares of common stock at a conversion price of $[•] per share, we will have 7,378,128 shares of common stock outstanding after the offering.

Assuming that we sell the maximum number of shares of the Series A Preferred and assuming further that all such shares of the Series A Preferred are converted into shares of common stock at a conversion price of $[•] per share, we will have 7,678,128 shares of common stock outstanding after the offering.

Terms of the Series A Preferred

Maturity	The Series A Preferred has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Liquidation Preference	$10.00 per share, plus any accumulated but unpaid dividends.

Dividends	Dividends on the Series A Preferred will be cumulative from the date of original issue and will accrue on the last day of each month, at an annual rate of [•]% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $[•] per share. Dividends on the Series A Preferred will accrue regardless of whether we have earnings, whether there are funds legally available for the payment of such dividends, whether such dividends are declared, or whether such dividends are prohibited by agreement. Accrued but unpaid dividends will accumulate and earn additional dividends at [•]%, compounded monthly.

Optional Conversion	Shares of the Series A Preferred are convertible into shares of our common stock at $[•] per share at the option of the holder; provided, however, that we may terminate this conversion right on or after [•], 2014, if, for at least twenty trading days within any period of thirty consecutive trading days, the market price of our common stock exceeds the conversion price of the Series A Preferred by more than 20% and our common stock is then traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the NYSE Amex.

Redemption	We will have the right to redeem shares of the Series A Preferred as set forth in the “DESCRIPTION OF CAPITAL STOCK” section of this prospectus. The Series A Preferred is not redeemable prior to [•], 2014. If we issue a conversion cancellation notice, the Series A Preferred will be redeemable on or after [•], 2014 for cash, at our option, in whole or in part, at $10.00 per share, plus accrued and unpaid dividends to the redemption date. Otherwise, the Series A Preferred will be redeemable for cash, at our option, in whole or in part, for a redemption price equal to:

•	$10.40 per share for redemptions on or after [•], 2014,

•	$10.20 per share for redemptions on or after [•], 2015, and

•	$10.00 per share for redemptions on or after [•], 2016,

plus accrued and unpaid dividends to the redemption date.

Voting Rights	None, except under limited circumstances.

Ranking	The Series A Preferred will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to the common stock issued by us,

•	senior to all classes or series of preferred stock issued by us and ranking junior to the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up,

•

on a parity with all classes or series of preferred stock issued by us and ranking on a parity with the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up, and

•	junior to all of our existing and future indebtedness.

No Preemptive Rights	Holders of the Series A Preferred will have no preemptive right to acquire shares of any class or series of our capital stock.

Proposed NASDAQ Capital Market Symbol	“HCIIP”

CUSIP Number	43741E 301

Use of Proceeds	We intend to use the estimated net proceeds from this offering primarily for general corporate purposes, which may include a contribution of capital to our insurance subsidiary, investments, and the pursuit of growth opportunities.

Risk Factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Conditions to Closing	We will not close the offering if we do not receive commitments to purchase at least the minimum offering amount.

Escrow Period	Funds will be held in escrow until the earlier of our receipt of commitments to purchase 1,200,000 shares of the Series A Preferred or April 30, 2011.

Escrow Agent	SunTrust Bank, N.A. will serve as escrow agent for the proceeds pending the closing of the offering.

Plan of Distribution	Our placement agent intends to market the securities on a “best efforts” basis.

Unless otherwise indicated, all information in this prospectus assumes the sale of 1,500,000 shares of the Series A Preferred at a purchase price of $10.00 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the risks we describe below before deciding to invest in our securities. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Business

We currently conduct business in Florida only. Thus, any single catastrophic event or other condition affecting losses in Florida could adversely affect our financial condition and results of operations.

While we actively manage our exposure to catastrophic events through our underwriting process and the purchase of reinsurance, a single catastrophic event, destructive weather pattern, general economic trend, regulatory development or other condition specifically affecting the state of Florida could have a disproportionately adverse impact on our business, financial condition, and results of operations. In addition, the fact that our business is concentrated in the state of Florida subjects it to increased exposure to certain catastrophic events and destructive weather patterns such as hurricanes, tropical storms, and floods. Changes in the prevailing regulatory, legal, economic, political, demographic, competitive, and other conditions in the state of Florida could also make it less attractive for us to do business in Florida and would have a more pronounced effect on our business than it would on other insurance companies that are geographically diversified. Since our business is concentrated in this manner, the occurrence of one or more catastrophic events or other conditions affecting losses in the state of Florida could have an adverse effect on our business, financial condition, and results of operations.

Our results may fluctuate based on many factors including cyclical changes in the insurance industry.

The insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. An increase in premium levels is offset over time by an increased supply of insurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks, which could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly.

We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our business would be materially and adversely affected.

We may be unable to attract and retain qualified personnel.

Our operations are highly dependent on the efforts of our senior executive officers, in particular, our President and Chief Executive Officer, Francis McCahill, our Chief Financial Officer, Richard Allen, and our Executive Chairman, Paresh Patel. The loss of their leadership, industry knowledge and experience could negatively impact our operations. With the exception of Mr. McCahill and Mr. Allen, we have no employment agreements with any of the foregoing individuals and no guarantee of their ongoing service.

We do not have significant redundancy in our operations.

We conduct our business primarily from one single location in Clearwater, Florida in an area subject to tropical storms, which could damage the facility or interrupt its power supply. The loss or significant impairment of functionality in this facility for any reason could have a material, adverse effect on our business as we do not have significant redundancies to replace this facility if its functionality is impaired. We have recently contracted with a third party vendor to maintain complete daily backups of our systems, which are stored at the vendor’s facility in Atlanta, Georgia. Access to these databases is strictly controlled and limited to authorized personnel. While we have implemented daily off-site backups, we have not fully tested our plan to recover data in the event of a disaster.

Our information technology systems may fail or suffer a loss of security which could adversely affect our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to handle our policy administration process (i.e., the printing and mailing of our policies, endorsements, renewal notices, etc). The successful operation of our systems depends on a continuous supply of electricity. The failure of these systems or disruption in the supply of electricity could interrupt our operations. This could result in a material adverse effect on our business.

The development and expansion of our business is dependent upon the successful development and implementation of advanced computer and data processing systems. Because our insurance subsidiary intends to expand its business by writing additional voluntary policies, we are developing new information technology systems to handle and process an increased volume of voluntary policies. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations.

Because we believe that our independent agents will play a key role in our efforts to increase the number of voluntary policies written by our insurance subsidiary, we are also in the process of developing business platforms and distribution initiatives that will allow us to provide information to, and exchange information with, our agents in an effective and efficient manner. These systems are intended to provide us with current information regarding the insurance markets in which we operate, therefore permitting us to adjust our selective underwriting criteria as needed to rapidly respond to market changes. In the event that the development of these systems does not proceed as planned, the expansion of our business could be delayed. Internet disruptions or system failures once these systems are fully operational could also adversely affect our future business volume and results of operations.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential information regarding our business dealings in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that these facilities and infrastructure remain secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Increased competition, competitive pressures, industry developments, and market conditions could affect the growth of our business and adversely impact our financial results.

The property and casualty insurance industry in Florida is cyclical and, during times of increased capacity, highly competitive. We compete not only with other stock companies but also with mutual companies, other underwriting organizations and alternative risk sharing mechanisms. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large, well-established national companies, smaller regional companies, other specialty insurers in our field, and other companies that write insurance only in Florida. Many of these competitors have greater financial resources, larger agency networks and greater name recognition than our company. We compete for business not only on the basis of price, but also on the basis of financial strength, types of coverage offered, availability of coverage desired by customers, commission structure, and quality of service. We may have difficulty continuing to compete successfully on any of these bases in the future. Competitive pressures coupled with market conditions may affect our rate of premium growth and financial results.

Our ability to compete in the property and casualty insurance industry and our ability to expand our business may be negatively affected by the fact that we are a new company. As a new company that has been in business for less than five years, we are not eligible to be rated by A.M. Best. While our insurance subsidiary has obtained a Demotech rating of “A Exceptional,” which is accepted by mortgage companies operating in the state of Florida, mortgage companies in other states may require homeowners to obtain property insurance from an insurance company with a certain minimum A.M. Best rating. As a result, the minimum A.M. Best rating requirement may also prevent us from expanding our business into other states in the near term, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

As a new company, our experience with claims and the risks related to certain claims is inherently limited. These inherent limitations may increase the likelihood that our projections and our estimates may be inaccurate, which in turn may increase the likelihood that our actual losses may exceed our loss reserves. If our actual losses exceed our loss reserves, our financial results, our ability to expand our business, and our ability to compete in the property and casualty insurance industry may be negatively affected. In addition, industry developments could further increase competition in our industry. These developments could include —

•

an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better pricing and/or terms;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage;

•	changes in Florida’s regulatory climate; and

•

the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to our insurance subsidiary.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance available.

If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Our objective is to establish loss reserves that are adequate and represent management’s best estimate; that is, the amounts originally recorded as reserves should at least equal the ultimate cost to investigate and settle claims. However, the process of establishing adequate reserves is complex and inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy.

Due to these uncertainties, the ultimate losses may vary materially from current loss reserves which could have a material adverse effect on our future financial condition, results of operations and cash flows.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued and renewed, and our financial position and results of operations may be adversely affected.

The failure of our claims department to pay claims accurately could adversely affect our business, financial results and capital requirements.

We rely on our claims department to accurately evaluate and pay the claims made under our policies. Many factors could affect the ability of our claims department to accurately evaluate and pay claims, including the accuracy of our external independent adjusters as they make their assessments and submit their estimates of damages; the training, background, and experience of our claims representatives; the ability of our claims department to ensure consistent claims handling given the input by our external independent adjusters; the ability of our claims department to translate the information provided by our external independent adjusters into acceptable claims settlements; the ability of our claims department to maintain and update its claims handling procedures and systems as they evolve over time based on claims and geographical trends in claims reporting. Any failure to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our corporate image and negatively affect our financial results.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

Our future growth will depend on our ability to expand the number of insurance policies we write in Florida, to expand the kinds of insurance products we offer, and to expand the geographic markets in which we do business, all balanced by the insurance risks we choose to assume and cede. Our existing sources of funds include possible sales of our securities and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes experienced in Florida in recent years, may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital.

We may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we require additional capital, it is possible that equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing shareholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected. We intend to use the net proceeds from this offering primarily for general corporate purposes, which may include contribution of capital to our insurance subsidiary, investments, and the pursuit of growth opportunities.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital and surplus, premiums and loss reserves.

A portion of our income is, and likely will continue to be, generated by the investment of our company’s capital and surplus, premiums and loss reserves. The amount of income so generated is a function of our investment policy, available investment opportunities, and the amount of capital and surplus, premium and loss reserves invested. As we continue to grow and to deploy our capital, the proportion of income invested will decrease, and investment income will make up a smaller percentage of our net revenue. At September 30, 2010, approximately eighty-five percent of our capital was invested in money market accounts or in bank deposits (i.e., CDs) that generally mature in no more than thirteen months and approximately fifteen percent was invested in fixed maturity and equity securities. We may alter our investment policy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, we may realize losses on our investments.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We write insurance policies that cover homeowners, condominium owners, and tenants for losses that result from, among other things, catastrophes. We are therefore subject to claims arising out of catastrophes that may have a significant effect on our business, results of operations, and financial condition. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, windstorms, earthquakes, hailstorms, explosions, power outages, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms. Therefore, although we attempt to manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and financial condition. See the risk factor below entitled “Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.”

Industry trends, such as increased litigation against the insurance industry and individual insurers, the willingness of courts to expand covered causes of loss, rising jury awards, and the escalation of loss severity may contribute to increased costs and to the deterioration of the reserves of our insurance subsidiary.

Loss severity in the property and casualty insurance industry has continued to increase in recent years, principally driven by larger court judgments. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders and third party claimants to litigate and the willingness of courts to expand causes of loss and the size of awards may render our loss reserves inadequate for current and future losses.

Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectibility of reinsurance amounts due us from reinsurers with which we have contracted.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The cost of such reinsurance is subject to prevailing market conditions beyond our control such as the amount of capital in the reinsurance market and natural and man-made catastrophes. We cannot be assured that reinsurance will remain continuously available to us in the amounts we consider sufficient and at prices acceptable to us. As a result, we may determine to increase the amount of risk we retain or look for other alternatives to reinsurance, which could in turn have a material adverse effect on our financial position, results of operations and cash flows.

With respect to the reinsurance treaties we currently have in effect, our ability to recover amounts due from reinsurers is subject to the reinsurance company’s ability and willingness to pay and to meet their obligations to us. While we attempt to select financially strong reinsurers with an A.M. Best rating of “A-” or better and monitor from time to time their financial condition, we rely principally on A.M. Best, our broker, and other rating agencies in determining their ability to meet their obligations to us. Any failure on the part of any one reinsurance company to meet its obligations to us could have a material adverse effect on our financial condition or results of operations.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure, which include:

•	engaging in vigorous underwriting;

•	carefully evaluating terms and conditions of our policies;

•	focusing on our risk aggregations by geographic zones, credit exposure and other bases; and

•	ceding insurance risk to reinsurance companies.

However, there are inherent limitations in all of these tactics. We cannot provide assurance that an event or series of unanticipated events will not result in loss levels which could have a material adverse effect on our financial condition or results of operations.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Our underwriting process is designed to limit our exposure to known risks, including but not limited to exclusions relating to homes in close proximity to the coast line. Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us or to our claims handling administrator and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely effect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

In the future, we may rely on independent agents to write our insurance policies, and if we are not able to contract with and retain independent agents, our revenues would be negatively affected.

In the future, we may begin writing a significant number of insurance policies through independent agents unrelated to the Citizens’ take-out program. We refer to these policies as voluntary policies. Although voluntary policies comprise a minute percentage of our business, we expect to increase the number of voluntary policies we write as our business expands. An inability to sell our products through independent agents would negatively affect our revenues.

Many of our competitors rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell could negatively affect our revenues.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and our financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses, and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including —

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques;

•	changes in legal standards, claim settlement practices, and restoration costs; and

•	legislatively imposed consumer initiatives.

Because we assumed substantially all of our current policies from Citizens, our rates are based, to a certain extent, on the rates charged by Citizens. In determining the rates we charge in connection with the policies we assumed from Citizens, our rates must be equal to or less than the rates charged by Citizens during the first full year following the assumption. If Citizens increases its rates, we may not automatically increase our rates. The risk that Citizens will reduce its rates, as it has recently done, is exacerbated by the fact that, absent certain circumstances, we must continue to provide coverage to the policyholders that we assume from Citizens for a period of three years. Also, inherent in the process of assuming policies from Citizens, there is a risk that a policy or policies that we have assumed from Citizens will opt out of joining us and will return to Citizens, requiring us to refund the unearned policy premium. If this were to occur for a significant number of policies, it could impact our financial results as we would have incurred costs in connection with the assumption of the policies for which we would no longer receive any premium. Consequently, we could under price risk in connection with the policies originating from Citizens, which would negatively affect our profit margins. With respect to the voluntary policies that we write, we could also overprice risks, which could reduce our sales volume and competitiveness. In either event, our profitability could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our independent agent network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products will also require regulatory approval, further increasing our costs and potentially affecting the speed with which we will be able to pursue new market opportunities. We cannot assure you that we will be successful bringing new insurance products to our marketplace.

Recent investments in our new headquarters may result in additional and unforeseen costs.

We have taken, and may continue to take, actions that may increase our cost structure in the short-term but are intended to reduce certain portions of our long-term cost structure. For example, we recently purchased a building in Tampa, Florida, and have been remodeling the building to suit our specific needs and requirements. Following completion of the renovations, we will relocate our corporate headquarters to that building and will consolidate redundant office space.

If our long-term cost reduction efforts are ineffective or our estimates of cost savings are inaccurate, our profitability could be negatively impacted. Expected savings from relocating facilities can be highly variable and uncertain. We may experience business disruptions and loss of key personnel associated with the office moves and restructuring, which in turn may negatively affect our productivity and profitability. Further, the costs of implementing this restructuring may be greater than currently anticipated, and we may experience additional costs in connection with remodeling the building, ownership of our headquarters building, relocating offices and consolidation of redundant office space due to delays or other unforeseen circumstances.

Risks Related to Regulation of Our Insurance Operations

As an insurance holding company, we are currently subject to regulation by the state of Florida and in the future may become subject to regulation by certain other states or a federal regulator.

All states regulate insurance holding company systems. State statutes and administrative rules generally require each insurance company in the holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends, and consolidated tax allocation agreements.

Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and equitable, allocated between the parties in accordance with customary accounting practices, and fully disclosed in the records of the respective parties. Many types of transactions between an insurance company and its affiliates, such as transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior approval by, or prior notice to, state regulatory authorities. If we are unable to obtain the requisite prior approval for a specific transaction, we would be precluded from taking the action which could adversely affect our operations.

We currently operate only in the state of Florida. In the future, we may become authorized to transact business in other states and therefore will become subject to the laws and regulatory requirements of those states. These regulations may vary from state to state, and states occasionally may have conflicting regulations. Since Florida is our state of domicile, Florida laws will generally take precedence. Currently, the federal government’s role in regulating or dictating the policies of insurance companies is limited. However, Congress, from time to time, considers proposals that would increase the role of the federal government in insurance regulation, either in addition to or in lieu of state regulation. The impact of any future federal insurance regulation on our insurance operations is unclear and may adversely impact our business or competitive position.

Our insurance subsidiary is subject to extensive regulation which may reduce our profitability or limit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

The insurance industry is highly regulated and supervised. Our insurance subsidiary is subject to the supervision and regulation of the state in which it is domiciled (Florida) and the state(s) in which it does business (currently only Florida). Such supervision and regulation is primarily designed to protect our policyholders rather than our shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things —

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily-created markets or organizations;

•	business operations and claims practices;

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance subsidiary to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves as required by statutory accounting rules.

The Florida Office of Insurance Regulation (“OIR”) and regulators in other jurisdictions where our insurance subsidiary may become licensed conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators. The Florida OIR’s 2009 financial examination has been completed. Although the report relating to the financial examination has not yet been released by the Florida OIR, we do not anticipate that the report will identify any significant deficiencies.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business, reduce our profitability and limit our growth.

Risks Related to an Investment in the Series A Preferred

The payment of dividends on the Series A Preferred is not guaranteed.

Our board of directors must approve the payment of dividends on the Series A Preferred. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay dividends. Our board of directors could do so for any reason, including the following:

•	unanticipated cash requirements;

•	the need to make payments on our indebtedness (if any indebtedness is incurred);

•	concluding that the payment of dividends would cause us to breach the terms of any agreement, such as financial ratio covenants;

•	determining that the payment of dividends would violate applicable law regarding unlawful distributions to shareholders; or

•	determining that the payment of dividends would violate insurance regulations.

The Series A Preferred is equity and will therefore be subordinate to any future indebtedness.

The shares of the Series A Preferred are equity interests in our company and do not constitute indebtedness. As such, shares of the Series A Preferred will rank junior to all indebtedness and other non-equity claims on our company with respect to assets available to satisfy claims on our company, including in a liquidation of our company. Our future indebtedness may restrict the payment of dividends on the Series A Preferred. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred (a) dividends are payable only if declared by our board of directors and (b) as a corporation, we are subject, under Florida law, to certain restrictions on payments of dividends and payments associated with the redemption of the Series A Preferred. Further, the terms of the Series A Preferred place no restrictions on our ability to incur indebtedness.

Holders of the Series A Preferred will have no voting rights except under certain limited circumstances.

Holders of the Series A Preferred will have no voting rights except under certain limited circumstances. They will not even have the right to vote on certain actions customarily subject to shareholder vote or approval, such as the election of directors (except under certain limited circumstances), the approval of significant transactions, and the approval of amendments to our articles of incorporation that would create or authorize the issuance of a class or series of preferred stock ranking on parity with the Series A Preferred as to dividend rights or liquidation preference.

Our board of directors may issue, without shareholder approval, other series of preferred stock ranking on parity with the Series A Preferred.

Our board of directors is authorized to issue, without further action by our shareholders, up to an additional 18,500,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be on parity with the rights of the Series A Preferred. The fact that our board of directors may, at any time, decide to issue and sell a series of preferred stock ranking on parity with the Series A Preferred may negatively affect the market price of the Series A Preferred and the ability of the holders of the Series A Preferred to sell their shares.

Our governing documents and Florida law may discourage takeover attempts and may result in entrenchment of management.

Our articles of incorporation (as amended), our bylaws (as amended), and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of the Series A Preferred. For example:

•

The Florida Control Share Act provides that shares acquired in a “control share acquisition” will not have voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33 1/3% of all voting power, (b) at least 33 1/3% but less than a majority of all voting power, or (c) a majority or more of all voting power.

•

The Florida Affiliated Transactions Act requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

•

Special meetings of our shareholders may be called by our President, the Chairman of our board of directors, the board of directors, or by the holders of not less than one-tenth (1/10) of all the shares entitled to vote at the meeting.

•	A director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes.

•	We have a staggered board of directors, which means that approximately one-third of our directors are elected each year.

•

Our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon.

•

Subject to the rights of the holders of the Series A Preferred described in the articles of amendment to our articles of incorporation setting forth the rights, preferences and limitations of the Series A Preferred, our board of directors is authorized to issue up to an additional 18,500,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the preferred stock described in this offering.

There is currently no established public trading market for the Series A Preferred and your investment may be illiquid for an indefinite amount of time.

Prior to this offering, there has been no public market for our Series A Preferred. There can be no assurance that an active, public trading market for our Series A Preferred will ever develop even if we are successful with this offering. In addition, there can be no assurance that our Series A Preferred will be accepted for listing or trading on the NASDAQ Capital Market or any other exchange. The offering price of the shares offered hereby has been determined by negotiations between our company and our placement agent and may not be indicative of the market price for the Series A Preferred after this offering. The market price of the Series A Preferred is subject to significant fluctuation in response to the depth and liquidity of the market for the Series A Preferred, variations in quarterly and annual operating results, developments affecting our business, general trends in our company’s industry, actions taken by competitors, investor perception, the overall performance of the stock market, general economic and market conditions, and other factors.

The market for the Series A Preferred may not be maintained, which may limit your ability to resell your shares.

If a market for the Series A Preferred is established, it may not be maintained or provide any significant liquidity. If you decide to sell your Series A Preferred, there may be no potential buyers or only a limited number of potential buyers. This, in turn, may affect the price you receive for your Series A Preferred or your ability to sell your Series A Preferred at all.

If you are able to resell your Series A Preferred, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

Many factors could affect the market price of the Series A Preferred. In addition to those factors relating to our company, our business, and the Series A Preferred described in this prospectus, the market price of the Series A Preferred could be affected by conditions in and perceptions of property and casualty insurance markets and companies and also by broader, general market, political and economic conditions.

Furthermore, U.S. stock markets have experienced price and volume volatility that has affected many companies’ stock prices, often for reasons unrelated to the operating performance of those companies. Fluctuations such as these also may affect the market price of the Series A Preferred. As a result of these factors, you may only be able to sell your Series A Preferred at prices below those you believe to be appropriate. The trading price for the Series A Preferred may at any time be less than its offering price pursuant to this prospectus or its liquidation value.

Future issuances or sales, or the potential for future issuances or sales, of shares of our preferred stock may cause the trading price of the Series A Preferred to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of our preferred stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of the Series A Preferred to decline, and could materially impair our ability to raise capital through the sale of additional securities. Actual sales, or the prospect of sales, may have a negative effect on the market price of the Series A Preferred.

This offering is being conducted on a “best efforts” basis.

Our placement agent is offering the Series A Preferred on a minimum/maximum “best efforts” basis, and we can give no assurance that the minimum offering amount of 1,200,000 shares or the maximum offering amount of 1,500,000 shares will be sold. If we are unable to sell at least 1,200,000 shares of the Series A Preferred offered hereby, we will terminate this offering and all monies collected from prospective investors and held in escrow will be returned to such prospective investors without interest or deduction.

Certain terms of the Series A Preferred are fixed and changes in market conditions, including market interest rates, may decrease the market price for the Series A Preferred.

The terms of the Series A Preferred, such as the dividend rate, the amount of the liquidation preference and the redemption terms, are fixed and will not change, even if market conditions with respect to these terms fluctuate. This may mean that you could obtain a higher return from an investment in other securities. It also means that an increase in market interest rates is likely to decrease the market price for the Series A Preferred.

At any time on or after [•], 2014, we can redeem all or a portion of the then outstanding shares of the Series A Preferred at our discretion, which redemption may be at a price less than the market price of the Series A Preferred and, as a result, may limit the trading price for the Series A Preferred.

We have the option of redeeming all or a portion of the outstanding shares of the Series A Preferred at any time on or after [•], 2014 for an amount per share equal to the sum of (a) one of the following amounts (as applicable): (i) $10.40 per share for redemptions occurring on or after [•], 2014, (ii) $10.20 per share for redemptions occurring on or after [•], 2015, (iii) $10.00 per share for redemptions occurring on or after [•], 2016, or (iv) $10.00 per share for redemptions occurring following the cancellation of the conversion rights of the holders of the Series A Preferred pursuant to a conversion cancellation notice, plus (b) the amount of any declared but unpaid dividends on such share. If we redeem your shares of Series A Preferred, the redemption price may be less than the price you might receive if you were to sell your shares in the open market. In addition, the fact that the shares are redeemable may limit the price at which they trade.

The amount of your liquidation preference or redemption payment is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon the liquidation, dissolution or winding up of the affairs of our company is fixed at an amount per share of Series A Preferred equal to the sum of (a) $10.00 per share, plus (b) an amount equal to any accrued and unpaid dividends on such share. The payment due upon a redemption depends on the timing of such redemption, but is fixed at an amount per share of Series A Preferred equal to the sum of (a) one of the following amounts (as applicable): (i) $10.40 per share for redemptions occurring on or after [•], 2014, (ii) $10.20 per share for redemptions occurring on or after [•], 2015, (iii) $10.00 per share for redemptions occurring on or after [•], 2016, or (iv) $10.00 per share for redemptions occurring following the cancellation of the conversion rights of the holders of the Series A Preferred pursuant to a conversion cancellation notice, plus (b) the amount of any declared but unpaid dividends on such share. If we have value remaining after the payment of such amounts, you will have no right to participate in that value. If the market price for the Series A Preferred is greater than the liquidation or redemption price, you will have no right to receive the market price from us upon liquidation or redemption.

Your liquidation rights will be subordinate to those of holders of our indebtedness and of any senior equity securities we may issue in the future and may be subject to the equal rights of other equity securities.

There are no restrictions in the terms of the Series A Preferred on our ability to incur indebtedness. Subject to the rights of the holders of the Series A Preferred described in the articles of amendment to our articles of incorporation setting forth the rights, preferences and limitations of the Series A Preferred, we can also create or authorize the issuance of a class or series of preferred stock that ranks senior to the Series A Preferred as to dividend rights or liquidation preferences. If we were to liquidate our business, we would be required to repay all of our outstanding indebtedness, if any, and to satisfy the liquidation preferences of any senior equity securities that we may issue in the future before we could make any distributions to holders of the Series A Preferred. We could have insufficient cash available to do so, in which case you would not receive any payment on the amounts due you. Moreover, we can issue, without the approval of the holders of the Series A Preferred, up to an additional 18,500,000 shares of any class or series of preferred stock that will rank on parity with the Series A Preferred as to dividend rights and liquidation preferences, and any amounts remaining after the payment of senior securities would be split equally among all holders of those shares of stock, which might result in your receiving less than the full amount due you.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our acquisition and other strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the heading “Risk Factors.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “RISK FACTORS” above:

•	the concentration of our business in the State of Florida;

•	the cyclical nature of the insurance industry;

•	our lack of redundancy in our operations;

•	the failure of, or a breach of security related to, our information technology systems;

•	increased competition, competitive pressures, industry developments, and market conditions;

•	the possibility that actual losses may exceed reserves;

•	emerging claim and coverage issues;

•	the failure of our claims department to pay claims accurately;

•	the possibility that we may need to raise additional capital, which may not be available at all or on favorable terms;

•	the possibility that we may realize losses on our investments;

•	our exposure to catastrophic events;

•	increased costs of reinsurance, non-availability of reinsurance, and non-collectibility of reinsurance;

•	the failure of our risk mitigation strategies or loss limitation methods;

•	our failure to attract and retain qualified personnel and independent agents or our loss of key personnel;

•	changes in regulations and our failure to meet increased regulatory requirements; and

•	increased state or federal involvement in the business of insurance.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

The gross proceeds from this offering will be $15,000,000 if the maximum number of shares offered is sold, and $12,000,000 if the minimum number of shares offered is sold, before deducting expenses. We estimate offering expenses to be approximately $380,210 before deducting placement agent fees and expense allotments. We estimate the net proceeds of the offering to be approximately $13,719,790 if the maximum number of shares offered is sold and approximately $10,899,790 if the minimum number of shares offered is sold. The following table sets forth our estimated net offering proceeds from the sale of the minimum and the maximum amount of shares offered.

Estimated Net Offering Proceeds

	Maximum Offering	Minimum Offering
Offering Proceeds	$15,000,000	$12,000,000
Less Placement Agent Fees and Offering Expenses(1) (2)	$1,280,210	$1,100,210

Net Proceeds from Offering	$13,719,790	$10,899,790

(1)

Our placement agent will be paid a 5.25% placement fee for all shares sold to purchasers who were solicited by our placement agent and who were not our officers, directors or affiliates referred to our placement agent by us. For the first 300,000 shares sold to purchasers who were our officers, directors or affiliates referred to our placement agent by us, our placement agent will be paid only a 3.0% placement fee. In addition, provided that the offering closes, our placement agent will be paid, at the closing of the offering, an accountable expense allotment not to exceed 0.75% of the aggregate amount of the Series A Preferred sold in the offering. Our estimated offering expenses, including the expense allotment but not including our placement agent fees, are $492,710 if the maximum number of shares offered is sold and $470,210 if the minimum number of shares offered is sold.

(2)

In calculating our placement agent fees, we have assumed that all of the shares will be sold to purchasers who were solicited by our placement agent and who were not our officers, directors or affiliates referred to our placement agent by us. Under these circumstances, our placement agent would be entitled to a 5.25% placement fee.

We have no immediate need for the proceeds we will receive from this offering. Although we have no current specific plans for the use of the proceeds from this offering, the principal purpose of this offering is to increase our working capital. We expect to use the net proceeds from this offering to provide additional long-term working capital to support the growth of our business by providing us with financial flexibility. We may use a portion of the net proceeds from this offering to contribute capital to our domestic insurance subsidiary, to make investments, and to pursue growth opportunities if they arise. In the event that we sell only the minimum number of shares of the Series A Preferred offered, and therefore receive only the minimum amount of offering proceeds, we would have less working capital with which to pursue the foregoing. Pending the use by us and by our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., of such proceeds, we will invest such proceeds in interest-bearing securities or other investments consistent with our current investment policies.

DESCRIPTION OF CAPITAL STOCK

Series A Preferred Stock

The following section summarizes the material terms and provisions of our Series A Preferred. This summary is not a complete legal description of our Series A Preferred, and is qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended, which will be included as an exhibit to the registration statement of which this prospectus is a part and which we urge you to read together with our articles of incorporation, as amended, and our bylaws, as amended, because they, rather than this description, define your rights as a holder of the Series A Preferred.

General

The shares of the Series A Preferred are shares of a series of preferred stock created by our board of directors. Our board of directors has designated 1,500,000 of our authorized preferred stock as “Series A Cumulative Redeemable Preferred Stock,” which is referred to herein as the “Series A Preferred.” Subject to the rights of the holders of the Series A Preferred described below under “–Voting Rights,” our board of directors may issue the remaining 18,500,000 undesignated shares of preferred stock in one or more series and has the authority to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series.

As of the date of this prospectus, no other class or series of preferred stock is issued and outstanding.

Rank

All shares of the Series A Preferred will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (a) senior to the common stock issued by us, (b) senior to all classes or series of preferred stock issued by us and ranking junior to the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up, (c) on a parity with all classes or series of preferred stock issued by us and ranking on a parity with the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up, and (d) junior to all of our existing and future indebtedness.

Maturity

The Series A Preferred has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Dividends

Holders of the Series A Preferred will be entitled to receive, when and as authorized by our board of directors, or a duly authorized committee thereof, and declared by us out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of [•]% per year of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $[•] per share).

Dividends on the Series A Preferred will be cumulative from the date of original issue and will accrue on the last day of each month (each, a “Dividend Accrual Date”). The first dividend will accrue on May 31, 2011 with respect to the period commencing on the date of issue and ending on May 31, 2011. Any monthly dividend accruing on the Series A Preferred for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends will be payable to holders of record as they appear in our records at the close of business on the applicable record date, which will be the date designated by our board of directors as the record date for the payment of dividends (each, a “Dividend Record Date”). When so designating the Dividend Record Date, our board of directors will also establish the date of payment for such accrued dividends (each, a “Dividend Payment Date”), which date shall be no more than 30 nor less than 10 days after such Dividend Record Date.

Dividends will be paid only when and as declared by our board of directors. No dividends on the Series A Preferred shall be authorized by our board of directors or declared or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series A Preferred will accumulate and earn additional dividends at [•]%, compounded monthly. Except as set forth below, our board of directors shall not declare, pay or set apart for payment any dividends on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred (other than a dividend payable in capital stock ranking junior to the Series A Preferred as to dividends and upon liquidation) if, after the tenth day after the respective Dividend Accrual Date, we have not paid, in full, the cumulative dividends due to the holders of the Series A Preferred. However, following the payment of such cumulative dividends, our board of directors may declare, pay or set apart for payment any dividends on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series A Preferred, all dividends declared upon the Series A Preferred and any other class or series of preferred stock ranking on a parity as to dividends with the Series A Preferred shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred and such other class or series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Unless full cumulative dividends on the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, neither our common stock nor any other class or series of our capital stock ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us.

Holders of the Series A Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred as provided above. Any dividend payment made on the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series A Preferred will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $10.00 per share in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series A Preferred as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series A Preferred will have no right or claim to any of our remaining assets. The consolidation or merger of our company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into our company, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of our company, unless a liquidation, dissolution or winding up of our company is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of our company is effected.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our capital stock or otherwise is permitted under Florida law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Redemption

We may redeem the Series A Preferred on or after [•], 2014. If we issue a conversion cancellation notice as described in “—Conversion,” on or after [•], 2014, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Otherwise, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price equal to:

•	$10.40 per share for redemptions on or after [•], 2014,

•	$10.20 per share for redemptions on or after [•], 2015, and

•	$10.00 per share for redemptions on or after [•], 2016,

plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. No Series A Preferred may be redeemed except with assets legally available for the payment of the redemption price. If notice of redemption of any of the Series A Preferred has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by us in trust for the pro rata benefit of the holders of any Series A Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred, such Series A Preferred shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred is to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred shall be redeemed unless all outstanding Series A Preferred is simultaneously redeemed and we shall not purchase or otherwise acquire, directly or indirectly, any Series A Preferred (except by exchange for any other class or series of capital stock ranking junior to the Series A Preferred as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding shares of the Series A Preferred. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of the Series A Preferred in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notice of redemption of the Series A Preferred will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred except as to the holder to whom notice was defective or not given. Each notice shall state: (a) the redemption date; (b) the redemption price; (c) the number of shares of Series A Preferred to be redeemed; and (d) the place or places where the Series A Preferred is to be surrendered for payment of the redemption price.

Immediately prior to any redemption of the Series A Preferred, we shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

The Series A Preferred has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. All redeemed shares of the Series A Preferred shall be retired and shall be reclassified as authorized but unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series A Preferred will not have any voting rights, except as set forth below.

Whenever dividends on the Series A Preferred have not been declared and fully paid for more than six consecutive months (a “Preferred Dividend Default”), the number of directors then constituting our board of directors will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as defined below)). The holders of such Series A Preferred (voting separately as a class with all other class or series of preferred stock ranking on a parity with the Series A Preferred as to dividends or upon liquidation (and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote separately as a class, in order to fill the vacancies created thereby, for the election of a total of two additional directors (the “Preferred Stock Directors”), at least one of whom must meet the “independence” standards mandated by The Nasdaq Stock Market, LLC (“Nasdaq”), at a special meeting called by the holders of record of at least 20% of the Series A Preferred or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A Preferred and Parity Preferred for the past dividend periods and the dividends for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. For so long as our directors are divided into classes, each such vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible.

Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred have been paid in full or declared and set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on the Series A Preferred and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate within twelve months thereafter and the number of directors then constituting our board of directors will decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of the Series A Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of the Series A Preferred entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a class):

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or the holders thereof; or

•

authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which we became a party) remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred and provided further, that (a) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, (b) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (c) any merger or consolidation in which we are not the surviving entity if, as a result of the merger or consolidation, the holders of the Series A Preferred receive cash in the amount of the liquidation preference in exchange for each of their shares of the Series A Preferred, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

With respect to the voting privileges described above, each share of the Series A Preferred will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series A Preferred as a single class, then the Series A Preferred and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series A Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Except as expressly stated in the articles of amendment to our articles of incorporation setting forth the terms of the Series A Preferred, the Series A Preferred will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof will not be required for the taking of any corporate action, including but not limited to, (a) any merger or consolidation involving us or a sale of all or substantially all of our assets, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred, or (b) any authorization, creation or issuance, or increase in the authorized or issued amount of, any class or series of Parity Preferred or rights to subscribe to or acquire any class or series of Parity Preferred or any class or series of capital stock convertible into any class or series of Parity Preferred, or reclassification of any shares of capital stock into any such shares.

Conversion

The Series A Preferred is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued shares of our common stock at a conversion price of $[•] per share of common stock (equivalent to an initial conversion rate of [•] share[s] of common stock for each share of Series A Preferred), subject to proportionate adjustment in the event of stock splits, reverse stock splits, stock dividends, or similar changes with respect to our common stock, which we refer to as the “Conversion Price.” The right to convert shares of the Series A Preferred called for redemption will terminate at the close of business on the business day prior to the redemption date.

The conversion rights of the holders of the Series A Preferred are subject to cancellation by us on or after [•], 2014 if, (a) for at least twenty (20) trading days within any period of thirty (30) consecutive trading days, the market price of our common stock exceeds the conversion price of the Series A Preferred by more than 20% and (b) our common stock is then listed on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the NYSE Amex. Within 90 days of the occurrence of any such event, we may, at our option, provide notice to the respective holders of record of the Series A Preferred at their respective addresses as they appear on our share transfer records, via first class mail, specifying a date upon which each such holder’s conversion rights will be deemed cancelled. The cancellation date specified in the notice will be more than 30 days, but less than 60 days, after the notice is mailed. The right to convert the shares of the Series A Preferred for which any such conversion cancellation notice has been issued will terminate at the close of business on the business day prior to the cancellation date specified in the notice.

Conversion of shares of the Series A Preferred, or a specified portion thereof, may be effected by delivering the certificates evidencing such shares, duly endorsed or properly assigned to us or in blank, to the office of our transfer agent, together with written notice to us that the holder of such certificates is electing to convert such shares. Currently, our transfer agent is American Stock Transfer & Trust Company, LLC.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for the Series A Preferred shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of the Series A Preferred who convert their Series A Preferred will not be entitled to, nor will the Conversion Price be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the common stock issued upon such conversion. Holders of the Series A Preferred at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, the Series A Preferred surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of the Series A Preferred on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into common stock on such Dividend Payment Date will receive the dividend payable by us on such Series A Preferred on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of the Series A Preferred for conversion.

Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the trading day immediately preceding the conversion date.

No Preemptive Rights

Holders of the Series A Preferred have no preemptive right to acquire shares of any class or series of our capital stock.

Common Stock

The following section summarizes the material terms and provisions of our common stock. This summary is not a complete legal description of our common stock, and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, because they, rather than this description, define the rights of the holders of our common stock.

We are authorized to issue up to 40,000,000 shares of common stock, no par value. As of January 28, 2011, there were 6,178,128 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders. In accordance with Florida law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders.

Shares of our common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of such common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. Our board of directors does not currently anticipate paying any cash dividends in the foreseeable future.

Upon a liquidation of our company, our creditors and any holders of our preferred stock with preferential liquidation rights, such as the Series A Preferred, will be paid before any distribution to holders of common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred as described herein and the rights of the holders of shares of any other series of preferred stock which we may designate and issue in the future.

Warrants

The following section summarizes the material terms and provisions of our outstanding warrants. This summary is not a complete legal description of our warrants, and is qualified in its entirety by reference to: (a) with regard to the warrants issued in our initial public offering, (i) the Warrant Agreement, dated July 30, 2008, between us and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.2 to Post-Effective Amendment No. 1 to Form S-1 filed by us on August 6, 2008 (the “Post-Effective Amendment”), and (ii) the Specimen Warrant Certificate, filed as Exhibit 4.3 to the Post-Effective Amendment, and (b) with regard to the warrants issued to the placement agents in connection with our initial public offering, (i) the Warrant Agreement, dated July 30, 2008, between us and Anderson & Strudwick, Incorporated, filed as Exhibit 4.4 to the Post-Effective Amendment, (ii) the Form of Warrant Certificate issued to Placement Agents, filed as Exhibit 4.5 to the Post Effective Amendment, (iii) the Warrant Agreement, dated July 30, 2008, between us and GunnAllen Financial, Inc., filed as Exhibit 4.7 to the Post-Effective Amendment, and (iv) the Letter Agreement, dated August 1, 2008, waiving certain provisions of the Warrant Agreements referred to in clauses (b)(i) and (b)(iii) above, because these documents along with our articles of incorporation, as amended, and our bylaws, as amended, rather than this description, define the rights of the holders of our warrants.

Warrants Issued in Our Initial Public Offering

Two of these warrants may be exercised to purchase an additional share of common stock from us at a purchase price of $9.10 per share. The warrants can be exercised at any time until the final calendar day of the month following the fifth anniversary of the effective date of the registration statement covering our initial public offering. The warrants are exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us. Except for those warrants issued to the placement agents (which are described below), the warrants may not be exercised on a cashless or net basis. Stock certificates with respect to shares purchased through the exercise of warrants will be issued as soon thereafter as practicable.

As long as any warrants remain outstanding, stock to be issued upon the exercise of warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of the foregoing, the remaining number of shares of common stock still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares of common stock outstanding and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of shares of common stock for issuance upon exercise of the warrants and such shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. The shares so reserved are included in the registration statement relating to our initial public offering. We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the warrants expire. We intend to use the registration statement and prospectus relating to our initial public offering to cover the warrant exercises. We plan to file all post-effective amendments to that registration statement and supplements to that prospectus required to be filed under the Securities Act. However, we cannot assure you that an effective registration statement or current prospectus will be available at the time a holder of warrants desires to exercise his, her or its warrants.

Fractional shares will not be issued upon the exercise of warrants, and no payment will be made with respect to any fractional share of common stock to which any warrant holder might otherwise be entitled upon exercise of warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of warrants.

The holders of the warrants as such are not entitled to vote, receive dividends or to exercise any of the rights of holders of shares of common stock for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made.

For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in market value of our common stock, if any, at the expense of the common stock holders and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of our business. A warrant holder may be expected to exercise the warrants at a time when, we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the warrants.

If upon exercise of the warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder’s investment.

If for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period, the closing price per share of our common stock exceeds $11.38, we may cancel any warrants remaining outstanding and unexercised. The date upon which we may cancel such warrants must be a date which is more than thirty (30) calendar days, but less than sixty (60) calendar days, after a notice is mailed by first class mail to all registered holders of the warrants following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities.

With respect to these publicly traded warrants, as of January 28, 2011, there were 1,666,668 warrants to purchase 833,334 shares of common stock issued and outstanding.

Warrants Issued to Placement Agents in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued to our placement agents warrants to purchase an aggregate of 166,666 shares of our common stock. The Placement Agents paid us $0.001 per warrant. Each warrant is exercisable to purchase one share of our common stock at an exercise price of $9.10 per share and has a term of five years. The warrants are exercisable on a cashless or “net exercise” basis.

With respect to these placement agent warrants, as of January 28, 2011, there were 71,667 warrants to purchase 71,667 shares of common stock issued and outstanding.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Florida law. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Our bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. In addition, certain provisions of Florida law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors. These provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders’ receiving a premium over the market price for the shares of our common stock and preferred stock held by shareholders.

Limitations on Shareholder Action by Written Consent

Bylaws

Our bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having a majority of outstanding stock.

Provisions of Florida Law

We are governed by two Florida Statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, without first obtaining the approval of our board of directors, will not possess any voting rights unless such voting rights are approved by a majority of a corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes us to indemnify our directors, officers, employees and agents under certain circumstances and to limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

NASDAQ Trading

We intend to apply to have the shares of our Series A Preferred listed on the Nasdaq Capital Market under the symbol “HCIIP.” As this offering is a best-efforts offering, we expect that the NASDAQ Capital Market will be unable to admit our Series A Preferred shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our Series A Preferred shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 59 Maiden Lane, New York, NY 10038, and its telephone number is 1-800-937-5449. American Stock Transfer & Trust Company, LLC will also serve as the transfer agent and registrar for our Series A Preferred.

PLAN OF DISTRIBUTION

Anderson & Strudwick, Incorporated is acting as our placement agent for this offering. Subject to the terms and conditions described in a placement agreement between our placement agent and our company, our placement agent has agreed to place a minimum of 1,200,000 and a maximum of 1,500,000 shares of the Series A Preferred on a minimum/maximum “best-efforts” basis.

While our placement agent will use its best efforts to sell shares of the Series A Preferred, it will be under no obligation to sell any or all of the shares of the Series A Preferred and will not be obligated to purchase any shares of the Series A Preferred.

We are offering the shares of the Series A Preferred subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. We are offering the shares of the Series A Preferred to the public at the offering price set forth on the cover page of this prospectus. Our placement agent may also offer shares of the Series A Preferred to selected dealers at the same offering price. Any selected dealers that place such shares will be paid a fee of $0.30 per share out of the placement agent’s fee. Our placement agent reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase shares of the Series A Preferred.

Commissions and Discounts

The placement agreement provides that we will pay as compensation to our placement agent a placement fee equal to 5.25% of the offering price of the shares of Series A Preferred sold in this offering; provided, however, that our placement agent will only receive a placement fee equal to 3.0% with respect to the first 300,000 shares of Series A Preferred sold in this offering to those of our officers, directors or affiliates referred to the placement agent by us; provided, however, that such referrals may not have a previously established account of any kind with the placement agent as of December 20, 2010. Any purchases of shares of the Series A Preferred made by persons affiliated with our company for the explicit purpose of satisfying the minimum offering size of this offering will be made for investment purposes only, and not with a view toward redistribution. The following table summarizes the fees that we will pay to our placement agent:

	Per share	Minimum offering	Maximum offering
Offering price	$10.00	$12,000,000.00	$15,000,000.00

Placement agent fees(1)	$0.525	$630,000.00	$787,500.00

Proceeds to us, before expenses	$9.475	$11,370,000.00	$14,212,500.00

(1)

Assumes that all of the shares will be sold to purchasers who were solicited by our placement agent and who were not our officers, directors or affiliates referred to our placement agent by us. Under these circumstances, our placement agent would be entitled to a 5.25% placement fee.

We will be responsible for the expenses of issuance and distribution of the shares of the Series A Preferred, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $[•] (not including placement agent fees or expense allotments). In addition to the placement agent fees, provided that the offering closes, we will pay our placement agent, at the closing of the offering, an accountable expense allotment not to exceed 0.75% of the aggregate amount of the Series A Preferred sold in the offering.

Market and Pricing Considerations

There is not an established market for our Series A Preferred shares. We negotiated with our placement agent to determine the offering price of our Series A Preferred shares in this offering based on current market conditions as well as other considerations.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues; and

•	the present state of our development.

Further, the final dividend and conversion rate of the Series A Preferred shares have yet to be determined. The dividend will be priced at a rate that is competitive with similar offerings currently in the marketplace while taking into consideration all of the rights and features of the Series A Preferred. Both the dividend and conversion rate of the Series A Preferred shares will be determined by us in discussion with the placement agent with reference to:

•	the prevailing market conditions;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues; and

•	the present state of our development.

The above conditions will dictate final pricing, but the conversion price is targeted at a price per share that is no less than 120%, nor more than 125%, of the market price per share of our common stock on the pricing date, which will be approximately five to seven business days following the date that the Securities and Exchange Commission declares the registration statement effective.

An active trading market for our Series A Preferred shares may not develop. It is possible that after this offering the Series A Preferred shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Capital Market

We intend to apply to list our Series A Preferred shares on the NASDAQ Capital Market under the symbol “HCIIP.” As this offering is a best-efforts offering, we expect that the NASDAQ Capital Market will be unable to admit our Series A Preferred shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our Series A Preferred shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering.

If our Series A Preferred shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Miscellaneous

Our placement agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received from the sale of the shares of the Series A Preferred to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. as escrow agent for the investors in the offering upon the receipt of funds by our placement agent by or before noon of the next business day following the sale of the shares of the Series A Preferred, i.e. the date of closing.

Payment for the shares may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to our placement agent no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with our placement agent. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes our placement agent to withdraw the amount of the purchase price from a securities account, our placement agent will do so as of the date of closing. Our placement agent will inform prospective purchasers of the anticipated date of closing.

If we have not received commitments for a minimum of 1,200,000 shares of the Series A Preferred by April 30, 2011, we will return to the prospective investors all funds placed in the escrow account without interest or deduction for expense. If the minimum number of commitments for the shares is attained, the offering will close, and the escrow agent will release all funds to us.

Pursuant to the placement agreement, we have agreed that, for so long as 5% or more of the outstanding shares of the Series A Preferred are owned by investors who purchased their shares in the offering due to the solicitation efforts of our placement agent (rather than due to referrals to our placement agent from our officers, directors or affiliates), our placement agent will have the right to designate, subject to our approval, which shall not be unreasonably withheld, one individual to serve as a non-voting observer to our board of directors. This observer will be (a) entitled to proper notice of all meetings of our board of directors, (b) permitted to attend such meetings via telephone, (c) entitled to receive the same compensation (including stock options, if any) as that paid or awarded to our independent directors, (d) entitled to reimbursement of travel expenses incurred in connection with in-person attendance at any meetings of our board of directors; provided, however, that such reimbursement shall be limited to an aggregate amount equal to $1,500 per meeting and that such observer shall be required to fly economy class to all such meetings. Our placement agent has initially designated L. McCarthy Downs, III, its Managing Director, as the observer.

In the placement agreement, the obligations of our placement agent are subject to approval of certain legal matters by its counsel and to various other conditions. The placement agreement also provides that we will indemnify our placement agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments our placement agent may be required to make in respect of any such liabilities.

LEGAL MATTERS

Certain matters as to Florida law, including the validity of the shares of the Series A Preferred offered by this prospectus, and U.S. federal law in connection with this offering will be passed on for us by the law firm of Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for our placement agent by the law firm of McCarter & English, LLP.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus have been audited by Hacker, Johnson & Smith, P.A., independent auditors, to the extent and for the periods set forth in their reports.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Foley & Lardner LLP representing us with respect to this offering beneficially owned (excluding options) approximately 80,000 shares of our common stock and owned options to purchase 170,000 shares of our common stock as of the date of this prospectus, all of which are currently exercisable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website. The address of this site is http://www.sec.gov.

We have filed with the SEC a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that all the Series A Preferred covered by this prospectus is sold (other than information in documents that is deemed not to be filed and Current Reports furnished under Items 2.02 or 7.01 of Form 8-K unless we specify otherwise in such report):

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (as filed on March 30, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (as filed on May 14, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (as filed on August 13, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (as filed on November 12, 2010);

•

our Current Reports on Form 8-K filed on February 4, 2010 (as amended by our Current Report on Form 8-K/A filed on February 22, 2010), February 11, 2010, April 16, 2010, May 24, 2010, May 28, 2010, July 12, 2010, and October 19, 2010; and

•	our Definitive Proxy Materials for our 2010 annual shareholders’ meeting (as filed on April 26, 2010).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Homeowners Choice, Inc.

Attn: Andrew Graham

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(727) 213-3600

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Dealer Prospectus Delivery Obligation

Until [•], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Minimum of 1,200,000 Shares

Maximum of 1,500,000 Shares

[•]% Series A Cumulative Redeemable

Preferred Stock

Prospectus

Anderson & Strudwick,

Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All amounts are estimates, except for the SEC filing fee and the FINRA filing fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$1,742	(1)
FINRA filing fee	$2,000
NASDAQ Capital Market	$55,000
Printing and engraving expenses	$55,000
Accountants’ fees and expenses	$30,500
Legal fees and expenses	$235,968
Miscellaneous	$0
Total	$380,210

(1)	Rounded up to nearest whole number. Previously paid.

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Accordingly, we have acquired Directors and Officers insurance coverage for our officers and directors. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on February 17, 2011.

HOMEOWNERS CHOICE, INC.

By:	/s/ Francis X. McCahill, III
Francis X. McCahill, III
President and Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date

/s/ Francis X. McCahill, III Francis X. McCahill, III	President and Chief Executive Officer (Principal Executive Officer)	February 17, 2011

/s/ Richard R. Allen Richard R. Allen	Chief Financial Officer (Principal Financial and Accounting Officer)	February 17, 2011

/s/ Paresh Patel Paresh Patel	Executive Chairman of the Board of Directors	February 17, 2011

* George Apostolou	Director	February 17, 2011

* Sanjay Madhu	Director	February 17, 2011

* Krishna Persuad	Director	February 17, 2011

* Gregory Politis	Director	February 17, 2011

* Anthony Saravanos	Director	February 17, 2011

* Martin A. Traber	Director	February 17, 2011

*By: /s/ Paresh Patel Paresh Patel Attorney-in-Fact

S-1

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1*	Form of Placement Agent Agreement between Homeowners Choice, Inc. and Anderson & Strudwick, Incorporated.

3.1	Articles of Incorporation, with amendments. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

3.2*	Form of Articles of Amendment for the [•]% Series A Cumulative Redeemable Preferred Stock of Homeowners Choice, Inc.

4.1*	See Exhibit 3.2 for provisions of the Articles of Amendment defining the rights of the holders of the [•]% Series A Cumulative Redeemable Preferred Stock of Homeowners Choice, Inc.

4.2**	Form of [•]% Series A Cumulative Redeemable Preferred Stock Certificate.

5.1**	Opinion of Foley & Lardner LLP.

10.1**	Form of Escrow Agreement between Anderson & Strudwick, Incorporated, Homeowners Choice, Inc. and SunTrust Bank.

23.1**	Consent of Hacker, Johnson & Smith PA.

23.2**	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Previously filed.
**	Filed herewith. The exhibit filed herewith supersedes and replaces the document previously filed (with this registration statement, as originally filed, or the first amendment to this registration statement) under this exhibit number.

E-1